Exhibit 10.1.u

Compensation Arrangements with Directors and Certain Executive Officers

Following is a description of certain compensatory arrangements with directors and certain executive officers that are not set forth in formal documents, as well as certain other arrangements that are the subject of formal documents. Not all compensatory arrangements set forth in formal documents filed as exhibits to periodic reports are described in this document.

Directors

Compensation is paid to non-employee members of the Board. An annual retainer of $60,000 will be paid in 2006 ($35,000 of which will be used to acquire shares of common stock through the Dividend Reinvestment and Direct Stock Purchase Plan on behalf of each non-employee member of the Board). An additional retainer of $10,000 will be paid annually to the lead director. Also, a retainer of $6,000, $5,000 and $5,000 will be paid to the non-employee director serving as chair of the Audit Committee, the Compensation and Development Committee and the Governance Committee, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended will also be paid in 2006. Directors may defer the receipt of all or part of the cash retainers and meeting fees.

Great Plains Energy offers life and medical insurance coverage for each non-employee member of the Board. The total premiums paid by Great Plains Energy for this coverage for all non-employee directors in 2005 was $32,789. Great Plains Energy will pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, and which could include, in limited situations, the expenses of spouses accompanying the directors. Great Plains Energy also will match up to $2,000 per year of charitable donations made by a director to 501(c)(3) organizations that meet the Company's strategic giving priorities and are located in Kansas City Power & Light Company's (KCP&L's) service territory.

Executive Officers

None of the executive officers of Great Plains Energy or KCPL&L have written Employment Agreements with the exception of Mr. Malik, Executive Vice President and President and Chief Executive Officer of Strategic Energy, L.L.C.

Pursuant to the recommendations of the Compensation and Development Committee (Committee) of Great Plains Energy, the independent directors of Great Plains Energy approved base annual salaries for 2006 for officers, including the following: Mr. Chesser (Chairman of the Board of Great Plains Energy and KCP&L, and Chief Executive Officer of Great Plains Energy), $650,000; Mr. Downey (President and Chief Operating Officer of Great Plains Energy and Chief Executive Officer of KCP&L), $450,000; Mr. Bassham (Executive Vice President - Finance and Strategic Development and Chief Financial Officer of Great Plains Energy and Chief Financial Officer of KCP&L), $300,000; and Mr. Malik (Executive Vice President of Great Plains Energy and President and Chief

Executive Officer of Strategic Energy, L.L.C.), $420,000. Also pursuant to the recommendations of the Committee, the independent directors of KCP&L approved base annual salaries for 2006 for officers, including the following: Mr. Easley (Senior Vice President - Supply), $270,000; Mr. Marshall (Senior Vice President - Delivery), $325,000; and Mr. Herdegen (Vice President - Customer Operations), $195,000.

The independent directors approved awards under the Great Plains Energy, KCP&L and Strategic Energy annual incentive plans, which were provided as Exhibits 10.1.c and 10.1.e to the combined Report on Form 10-Q for the quarter ended March 31, 2005. In approving these awards, discretion was used to exclude from Great Plains Energy reported earnings and Strategic Energy pre-tax income goals and results the applicable effects of mark-to-market gains and losses on energy contracts, a seams elimination charge adjustment, certain compensation expenses and discontinued operations.

Under the applicable Great Plains Energy, KCP&L and Strategic Energy annual incentive plans, officers will be eligible to receive up to 200% of a target bonus set as a percentage of their respective base salaries, including the following: Mr. Chesser, 100%; Mr. Downey, 70%; Mr. Bassham, 50%; Mr. Malik, 60%; Mr. Easley, 50%; Mr. Marshall, 50%; and Mr. Herdegen, 40%. The bonus payout is based on the following weightings: 50% financial objective (core earnings for the applicable company); 30% business objectives; and 20% individual performance objectives. The Great Plains Energy and KCP&L business objectives include employee engagement, production availability, customer satisfaction and comprehensive energy plan milestones. Great Plains Energy business objectives also include financial ratios and Strategic Energy profitability. KCP&L's business objectives also include reliability and safety measures. Strategic Energy's business objectives are profitability, megawatthours under management and customer satisfaction. No bonus will be paid under a company's plan if the applicable financial performance threshold is not met, and no bonus will be paid respecting other objectives if the applicable thresholds are not met. Mr. Downey's bonus is weighted equally between the Great Plains Energy and KCP&L plans, and Mr. Malik's bonus is weighted 30% and 70% between the Great Plains Energy and Strategic Energy plans. The Great Plains Energy, KCP&L and Strategic Energy annual incentive plans are provided as Exhibits 10.1.l and 10.1.m to the Annual Report on Form 10-K for the year ended December 31, 2005.

The independent directors approved on February 7, 2006, awards of time-based restricted stock and performance shares to Great Plains Energy and KCP&L officers under the Great Plains Energy Long-Term Incentive Plan (Exhibit 10.1.a to Form 10-K for the year ended December 31, 2002). Awards are set as a percentage of the participants' base salary at a target level of performance; 25% of the award is in the form of restricted stock vesting, subject to the terms of the Plan, on December 31, 2008, and 75% of the award is in the form of performance shares. The performance share measurement is total return to Great Plains Energy shareholders, compared to an industry peer group of the Edison Electric Institute index of electric companies over a three year period ending December 31, 2008. Payment of performance shares will range from 0% to 200% of the target amount of performance shares, depending on the relative ranking of total shareholder return. The awards (reflecting the amount of performance shares at target) were set as a percentage of 2006 base salaries, including the following: Mr. Chesser, 150%; Mr. Downey, 115%; Mr. Bassham, 85%; Mr. Easley, 85%; Mr. Marshall, 85%; and Mr. Herdegen, 60%. The form of the performance share awards is provided as Exhibit 10.1.h, and the form of the restricted stock awards are provided as Exhibit 10.1.e, to the Annual Report on Form 10-K for the year ended December 31, 2005.

The independent directors also approved objectives, performance levels and target payout percentages for the period ending December 31, 2008, under the Strategic Energy Executive Long-Term Incentive Plan (Exhibit 10.1.j. to Form 10-K for the year ended December 31, 2005). Awards are set as a percentage of the participant's base salary at a target level of performance; 25% of the award is in the form of restricted stock issued under the Great Plains Energy Long-Term Incentive Plan vesting, subject to the terms of that Plan, on December 31, 2008, and the remainder of the award will be in cash. The cash award is based on the following equally weighted components: cumulative pre-tax net income; return on average book equity; cumulative sales, general and administrative expenses (excluding net interest expense) per MWh; and MWhs under management by December 31, 2008. Cash payouts will range from 0% to 300% of the target amount, depending on performance against targets. The award (reflecting the amount at target) to Mr. Malik is 150% of 2006 base salary, including a grant of restricted stock equal to 37.5% of his 2006 base salary. The form of the restricted stock award is provided as Exhibit 10.1.e to the Annual Report on Form 10-K for the year ended December 31, 2005.

The Company also pays or reimburses the executive officers named above for certain other items, which could include relocation costs, transportation allowances, dues for one club, financial counseling services and in limited situations the expenses of spouses accompanying the executive officers.

Pursuant to their employment arrangements, Messrs. Chesser and Marshall will be credited with two years of service for every one year of service earned under the Great Plains Energy Pension Plan. The additional year of service will be paid as a supplemental retirement benefit.